Exhibit 10.17

[EXECUTION COPY]

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (the ‘‘Service Agreement’’), is made this 21st day of February, 2007 (the ‘‘Effective Date’’), by and between GREENLIGHT CAPITAL RE, LTD. (‘‘Greenlight Re’’), and DME ADVISORS, LP (the ‘‘Service Provider’’).

RECITALS:

A.    Greenlight Re desires to employ an investor relations manager to assist it in communicating with analysts and shareholders.

B.    Greenlight Re desires to contract with Service Provider for investor relations services.

AGREEMENT:

Now therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Section 1.    Investor Relations Services.

(a)    Performance of IR Services.    Subject to all the terms and conditions of this Agreement, the Service Provider, as requested and at the direction of the Chief Executive Officer and/or the Chief Financial Officer of Greenlight Re, shall, during the Term (as defined below), provide, or cause to be provided, the investor relation services described in Schedule A attached hereto, and such additional services pursuant this Agreement as may mutually be agreed in writing by the Service Provider and Greenlight Re (collectively, all such services being the ‘‘IR Services’’).

(b)    Limitations.    In performing the IR Services under this Agreement, the Service Provider shall comply with all applicable corporate, securities and other statutes, laws, rules, regulations and orders, including those of any applicable securities exchange, and in particular, the Service Provider shall not (i) conduct any meetings with third party financial analysts about Greenlight Re or its business without informing Greenlight Re in advance of the proposed meeting and the format or agenda of such meeting, and (ii) after receiving written notice from Greenlight Re that Greenlight Re has filed materials with the Securities and Exchange Commission with respect to a proposed public offering of securities by Greenlight Re, and during the period of restriction on publicity required by applicable law, rule regulation or order in connection with such public offering, the Service Provider shall not engage in any public relations efforts not in the normal course without the prior approval of counsel for Greenlight Re and of counsel to the underwriters in such offering, if any.

Section 2.    Term; Termination.

(a)    Term.    Subject to earlier termination as provided in Section 2(b) below, the term of this Agreement (the ‘‘Term’’) shall commence on the Effective Date, and shall continue until the first anniversary of the Effective Date; provided, however, that the Term shall automatically be extended for additional one year periods, unless either party provides written notice of non-renewal to the other party at least 30 days prior to the end of the then-expiring term.

(b)    Termination.    Notwithstanding any provision of this Agreement to the contrary, either Greenlight Re or the Service Provider may terminate this Agreement at any time and for any reason upon 30 days prior written notice to the other party.

(c)    Effect of Termination.    Any termination of this Agreement under this Section 2 shall not affect the obligations of (i) Greenlight Re to pay fees and expenses accrued prior to the effective date of such termination to the full extent provided herein, or (ii) the parties to indemnify each other pursuant to Section 6 of this Agreement.

Section 3.    Fees for IR Services; Expenses.

(a)    Service Fee.    In consideration for the IR Services provided by the Service Provider to Greenlight Re pursuant to this Agreement, Greenlight Re shall pay to the Service Provider a monthly fee of $5,000 (the ‘‘Service Fee’’). Greenlight Re shall pay the accrued Service Fee to the Service Provider within 10 days after the last day of each calendar quarter during the Term. The amount of the Service Fee payable for the period beginning on the Effective Date and ending on the last day of the first calendar quarter of the year during the Term shall be pro rated. In addition, if the last day of the Term is a day other than the last day of a calendar quarter, then the amount of the Service Fee payable for such period shall be pro rated.

(b)    Reimbursement of Expenses.    During the Term, Greenlight Re will reimburse the Service Provider for all reasonable out-of-pocket expenses incurred by the Service Provider in connection with the performance of the Service Provider’s duties under this Agreement; provided, however, that the Service Provider shall require the prior approval of Greenlight Re before incurring any individual out-of-pocket expense in excess of $1,500. The Service Provider will provide Greenlight Re with invoices for such expenses.

Section 4.    Employees.    The persons assigned by the Service Provider to perform the IR Services pursuant to this Agreement will remain employees of the Service Provider and shall remain subject to the Service Provider’s salary and benefits program; provided, however, that this Agreement shall not require the Service Provider to maintain the employment of any individual. The Service Provider shall cause such employees providing the IR Services to be reasonably available for consultation with directors, officers, and agents of Greenlight Re and other such persons as Greenlight Re may reasonably request upon reasonable prior notice to the Service Provider. Greenlight Re acknowledges and agrees that the Service Provider’s personnel shall be required to devote only so much of their time to the performance of the IR Services pursuant to this Agreement as in the sole judgment of the Service Provider the performance of such IR Services hereunder shall reasonably require.

Section 5.    Standard of Care; Exculpation; Limitation of Liability.

(a)    Standard of Care.    The parties acknowledge and agree that (i) the Service Provider is not in the business of providing any IR Services to third parties, and (ii) the Service Provider will provide the IR Services to Greenlight Re in the same manner and using the same standard of care as the Service Provider’s personnel currently provide such services to its affiliates.

(b)    Exculpation.    Neither the Service Provider, DME Advisors GP, LLC, nor any of their respective directors, officers, employees, members, managers, partners or agents (the ‘‘Service Provider Covered Persons’’) shall be liable to Greenlight Re for any action taken or omitted to be taken by the Service Provider or such Service Provider Covered Person in connection with the performance by the Service Provider or such Service Provider Covered Person of its obligations under this Agreement so long as the Service Provider or such Service Provider Covered Person acted in good faith and is not found to be guilty of fraud, gross negligence or willful misconduct with respect thereto.

(c)    Limitation of Liability.    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL THE SERVICE PROVIDER OR GREENLIGHT RE BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF ANTICIPATED PROFITS, IN CONNECTION WITH OR ARISING OUT OF THE TRANSACTIONS UNDER OR RELATING TO THIS SERVICE AGREEMENT.

Section 6.    Indemnification; Contribution; Insurance.

(a)    Indemnification by Greenlight Re.    Greenlight Re will indemnify and defend the Service Provider Covered Persons against and hold each Service Provider Covered Person harmless from any and all liabilities, obligations, losses, damages, costs, expenses, claims, judgments and reasonable attorneys’ fees and expenses (collectively, ‘‘Losses’’) that the Service Provider Covered Persons may incur or become subject to as a result of, in connection with or arising out of (i) the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation of Greenlight Re in this Agreement, or (ii) the fraud, gross negligence or willful misconduct on the part of Greenlight Re or anyone acting on Greenlight Re’s behalf; provided, however, nothing in this paragraph shall require Greenlight Re to indemnify the Service Provider Covered Persons for any Loss to the extent that such Loss is caused by the fraud, gross negligence or willful misconduct on the part of any Service Provider Covered Person.

(b)    Indemnification by the Service Provider.    The Service Provider will indemnify and defend Greenlight Re and its subsidiaries and their respective directors, officers and employees (the ‘‘Greenlight Re Covered Persons’’) against and hold each Greenlight Re Covered Person harmless from any and all Losses that the Greenlight Re Covered Persons may incur or become subject to as a result of, in connection with or arising out of (i) the nonfulfillment or breach of any covenant, undertaking, agreement or other obligation of the Service Provider in this Agreement, or (ii) the fraud, gross negligence or willful misconduct on the part of the Service Provider or anyone acting on the Service Provider’s behalf; provided, however, nothing in this paragraph shall require the Service Provider to indemnify the Greenlight Re Covered Persons for any Loss to the extent that such Loss is caused by the fraud, gross negligence or willful misconduct on the part of any Greenlight Re Covered Person.

(c)    Defense of Actions.    If any party shall receive notice of any claim pursuant to this Agreement or otherwise has actual knowledge of any Losses which such party has determined has given, or is likely to result in, a right of indemnification, the party being indemnified shall give the indemnifying party written notice of any claim, action or Loss to which such indemnity relates; provided, however, that failure to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have on account of the claim or Loss, except to the extent that the indemnifying party shall have been materially prejudiced by such failure. The indemnifying party shall be entitled to assume control of the defense or settlement of such matter. If the indemnifying party elects to assume such control, the party being indemnified and its counsel shall be entitled to consult with the indemnifying party and its counsel and participate in the defense or settlement of such matter at its own cost; provided, however, that the indemnifying party shall bear the costs and expenses of the indemnified party’s counsel (from one law firm) if, in the reasonable opinion of counsel mutually acceptable to the parties hereto, use of such indemnified party’s counsel is necessary as a result of a conflict of interest between Greenlight Re and the Service Provider. In any event, the indemnifying party shall indicate in writing to the party being indemnified within 10 calendar days after the party being indemnified has given the indemnifying party written notice whether the indemnifying party intends to pay the claim or assume control of the defense or settlement of such matter.

In the event the indemnifying party exercises its right to assume control of the defense, the indemnified party shall reasonably cooperate with the indemnifying party in such defense and make available to the indemnifying party witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the indemnifying party. No claim may be settled by the indemnifying party without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed; provided, however, that the indemnifying party may settle such claim without the consent of the indemnified party so long as the settlement (x) includes an unconditional release of the indemnified party, in form and substance reasonably satisfactory to the indemnified party, from the claimant, (y) does not impose any liabilities or obligations on the indemnified party, and (z) with respect to any non-monetary provision of any settlement of a claim does not impose any conditions upon the indemnified party.

(d)    No Special Damages.    All indemnification obligations set forth in this Section 6 will exclude incidental, consequential, indirect, punitive or exemplary Losses or lost profits.

(e)    Reduction for Insurance.    The amount which the Service Provider or Greenlight Re is required to pay to, or for the benefit, of an indemnified person under this Section 6 will be reduced (including, without limitation, retroactively) by any insurance proceeds which may reasonably be recovered by or on behalf of the indemnified party in reduction of the related Loss.

(f)    Contribution.    If the indemnification provided for in this Section 6 is prohibited under applicable law to a Service Provider Covered Person or a Greenlight Re Covered Person then the indemnitor, in lieu of indemnifying the indemnitee, will contribute to the amount paid or payable by the indemnitee as a result of the Losses in such proportion as is appropriate to reflect the relative fault of the indemnitor, on the one hand, and of the indemnitee, on the other, in connection with the events or circumstances which resulted in the Losses as well as any other relevant equitable considerations. The relative fault of the indemnitor, on the one hand, and of the indemnitee, on the other, will be determined by reference to, among other things, such persons’ relative intent, knowledge, access to information and opportunity to correct or prevent the events or circumstances resulting in the Losses.

(g)    Sole and Exclusive Remedy.    The provisions of this Section 6 shall be the sole and exclusive remedy for all Losses arising out of or resulting from the breach of any covenant, undertaking, agreement or other obligation made pursuant this Agreement, absent fraud or intentional misrepresentation.

Section 7.    [Intentionally Omitted]

Section 8.    Limitations on Services.    The Service Provider shall not be responsible for failure to provide any IR Services hereunder caused by fire or other casualty suffered, or strike, war, insurrection, or act of government (each such cause or contingency being termed herein a ‘‘force majeure’’), provided that the Service Provider shall give prompt (under the circumstances) notice of such force majeure to Greenlight Re and uses its reasonable efforts to alleviate such force majeure as expeditiously as practicable. In the event the Service Provider fails, other than by reason of force majeure, to provide any required services hereunder in a timely manner and Greenlight Re requires such services, Greenlight Re may obtain such services from third parties, to the extent available, at Greenlight Re’s own expense, on an ad hoc basis, provided that the services so obtained must not adversely affect the operations of the Service Provider, and, provided further, that Greenlight Re shall not be responsible for any Service Fees hereunder for such services provided by third parties.

Section 9.    Arbitration.

(a)    General.    Any action, suit or proceeding arising relating to this Agreement will be settled by arbitration in New York, New York in accordance with the rules of the American Arbitration Association; provided, however, that a party, without prejudice to these procedures may seek a preliminary injunction or order for provisional relief if, in its judgment, such action is deemed necessary to avoid irreparable damages or to preserve the status quo. The costs and expenses of the arbitration, including the arbitrator’s fees and expenses (‘‘Arbitration Costs’’), will be borne by the parties as determined by the arbitrator to be fair and reasonable, provided that each party will pay for and bear the cost of its own experts, evidence and counsel. No award of punitive damages may be rendered by the arbitrator in such proceeding.

(b)    Procedures.    Any arbitration hereof will be conducted in accordance with the following procedures:

(i)    Any party (the ‘‘Requesting Party’’) demanding arbitration hereunder will give a written notice of such arbitration demand (‘‘Arbitration Notice’’) to the other party which Arbitration Notice will describe in reasonable detail the nature of the claim, dispute or controversy and any relief or remedy sought.

(ii)    Within 15 days after the receipt of an Arbitration Notice, the Requesting Party, on the one hand, and the other party (the ‘‘Responding Party’’), on the other hand, will mutually select and designate in writing one reputable, independent, disinterested individual (a ‘‘Qualified Individual’’) willing to act as an arbitrator of the claim, dispute or controversy in question. In the event that the Requesting Party and the Responding Party are unable to agree on a Qualified Individual within the 15-day period referred to above, then, on the application of either the Requesting Party or the Responding Party, the American Arbitration Association will promptly select and appoint a present or former partner of a reputable accounting or law firm having no affiliation with any of the parties as the Qualified Individual to act as the arbitrator.

(iii)    The presentations of the Requesting Party and the Responding Party in the arbitration proceeding will be commenced and completed within 60 days after the selection of the arbitrator pursuant to this clause (b) above, and the arbitrator will render its decision in writing within 30 days after the completion of such presentations.

(c)    Binding Character.    Any decision rendered by the arbitrator pursuant to this Section will be final and binding on the parties thereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction.

Section 10.    Parties in Interest.    This Service Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto, except as otherwise provided in Section 6 above; provided, however, that neither this Service Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of each other party hereto.

Section 11.    Relationship of the Parties.    The parties are independent contractors. Nothing in this Service Agreement or in the activities contemplated by the parties pursuant to this Service Agreement shall be deemed to create an agency, partnership, employment or joint venture relationship between the parties. Each party shall be deemed to be acting solely on its own behalf and, except as expressly stated, has no authority to pledge the credit of, or incur obligations or perform any acts or make any statements on behalf of, the other party. Neither party shall represent to any person or permit any person to act upon the belief that it has any such authority from the other party. Neither party’s officers or employees, agents or contractors shall be deemed officers, employees, agents or contractors of the other party for any purpose.

Section 12.    Survival.    Sections 5 and 6 shall remain in effect following termination of this Service Agreement and shall not terminate.

Section 13.    Entire Agreement; Amendments.    This Service Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Service Agreement may be amended or modified only by a written instrument duly executed by each of the parties hereto.

Section 14.    Headings.    The section headings contained in this Service Agreement are inserted for reference purposes only and shall not affect in any way the meaning or interpretation of this Service Agreement.

Section 15.    Notices.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed (by registered or certified mail, return receipt requested and postage prepaid) to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. All notices shall be deemed to be delivered when actually received by the other party.

Section 16.    Counterparts.    This Service Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same agreement.

Section 17.    Waivers.    Any party to this Service Agreement may, by written notice to the other parties hereto, waive any provision of this Service Agreement. The waiver by any party hereto of a breach of any provision of this Service Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 18.    Further Assurances.    Each party hereto agrees to act reasonably in good faith and to reasonably cooperate with the other party to implement their rights hereunder and to take such further actions as may be reasonably requested by the other party to give effect to the provisions of this Service Agreement.

In witness whereof, the parties have caused this Agreement to be executed as of the date and year first written above.

SERVICE PROVIDER:

Address for Notices:	DME ADVISORS, LP
c/o Greenlight Capital, Inc.
140 East 45th Street, 24th Floor	By: DME Advisors GP, LLC, its General Partnert
New York, New York 10017 Attention: Harry Brandler Facsimile No.: 212-973-9219
	By:	/s/ Harry Brandler
Name: Harry Brandler Title: Chief Financial Officer

GREENLIGHT RE:

Address for Notices:	GREENLIGHT CAPITAL RE, LTD.
802 West Bay Road The Grand Pavilion Grand Cayman, KY 1-1205 Attention: Leonard Goldberg Chief Executive Officer
Facsimile No.: 345-745-4576	By:	/s/ Leonard Goldberg
Name: Leonard Goldberg Title: Chief Executive Officer

Schedule A

Duties and Obligations of the Service Provider

At the request of either the Chief Executive Officer and/or the Chief Financial Officer of Greenlight Re, the Service Provider will perform the following duties:

1.	Provide assistance to Greenlight Re in its initial public offering of Class A Ordinary Shares and any subsequent public offering, including, without limitation, preparation of road show materials and presentations to analysts;

2.	Manage and oversee the implementation of the Greenlight Re directed share program;

3.	Manage and oversee relationships with investment bankers and analysts;

4.	Assist with shareholder communications;

5.	Aid in the preparation for annual meetings;

6.	Manage public relations outsourcing;

7.	Regularly review Greenlight Re’s website structure and content, provide feedback from an investor perspective;

8.	Assist in writing and revising scripts for quarterly analyst calls; and

9.	Arrange speaking engagements, presentations at financial conferences, etc.